                                                                     Exhibit 2.2


                            STOCK OPTION AGREEMENT

          STOCK OPTION AGREEMENT, dated as of July 19, 2001 (the "Agreement"),
                                                                  ---------
between General Electric Company, a New York corporation ("Parent"), and Data
                                                           ------
Critical Corporation, a Delaware corporation (the "Company").
                                                   -------

                             W I T N E S S E T H:

          WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Ether Merger Corp., a newly formed Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Sub"), and the Company are
                                                 ---
entering into the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of Sub with and into the
 ----------------
Company;

          WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 3,406,530 authorized and unissued shares of Company Common Stock, upon the terms and subject to the conditions hereof; and

          WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1.   The Option; Exercise; Adjustments. The Company hereby grants to
               ---------------------------------
Parent an irrevocable option (the "Option") to purchase from time to time up to
                                   ------
3,406,530 authorized and unissued shares of Common Stock, par value $0.001 per share, of the Company (the "Company Common Stock"), upon the terms and subject
                            --------------------
to the conditions set forth herein (the "Optioned Shares"). Subject to the
                                         ---------------
conditions set forth in Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with Section 19. If Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "Stock Exercise Notice") specifying the total number of Optioned Shares it
 ---------------------
wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "Closing Date"). Parent may revoke an exercise of the Option
                    ------------
at any time prior to the Closing Date by written notice to the Company. If there is any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. If any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the number of shares of Company Common Stock then issued and outstanding and 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the stockholder approval requirements of the Nasdaq National Market ("NASDAQ"), for any shares issued pursuant to the
                                ------
Option.

        2.    Conditions to Exercise of Option and Delivery of Optioned Shares.
              ----------------------------------------------------------------

        (a) Parent's right to exercise the Option is subject to the following conditions:

        (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

        (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect; and

        (iii) One or more of the following events shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group being referred to hereinafter, singularly or collectively, as a "Person"), acquires or becomes
                                                  ------
the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its affiliates) is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person (other than Parent or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a
 ---
substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person (other than Parent or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company, other than with respect to Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules
                                                  ------------
and regulations promulgated thereunder.

          (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

          (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

          (ii) The purchase of the Optioned Shares will not violate Rule 10b-18 promulgated under the Exchange Act; and

          (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have
                                                          -------
     expired or been terminated.

          3.     Exercise Price for Optioned Shares. At any Closing Date, the
                 ----------------------------------
Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $3.75 (the "Exercise Price"), payable in cash.
                                        --------------
Payment made by Parent to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

          4.     Representations and Warranties of the Company. The Company
                 ---------------------------------------------
represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, and the validity and binding effect hereof on Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (c) except as otherwise required by the HSR Act, except for routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with the Company's Certificate of Incorporation, as amended, or Amended and Restated By-laws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the transactions contemplated hereby.

               5.        Representations and Warranties of Parent. Parent
                         ----------------------------------------
represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "Securities
                                                                ----------
Act"), and will not sell or otherwise dispose of the Optioned Shares except
---
pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

               6.        The Closing. Any closing hereunder shall take place on
                         -----------
the Closing Date specified by Parent in its Stock Exercise Notice pursuant to
Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

               7.        Filings Related to Optioned Shares. The Company will
                         ----------------------------------
make such filings with the SEC as are required by the Securities and Exchange Acts and such state filings required by any Blue Sky Laws, and will use its best efforts to effect all necessary filings by the Company under the HSR Act and to have the Optioned Shares approved for quotation on NASDAQ.

               8.        Registration Rights.
                         -------------------

               (a) Subject to Section 8(c) below, if the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other stockholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; provided, however, that any
                                                 --------  -------
request of Parent pursuant to this Section 8(a) shall be with respect to at least 25% of the Optioned Shares; and, provided, further, that if the managing
                                       --------  -------
underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

               (b) Subject to Section 8(c), at any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; provided, however, that any request of Parent pursuant
                        --------  -------
to this Section 8(b) shall be with respect to at least 25% of Optioned Shares; and, provided, further, that the Company shall not be required to have declared
     --------  -------
effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days, in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company. In connection with any such registration requested by Parent, the costs of such registration shall be borne by the Company, and the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

          (c)   Parent's "demand" and "piggyback" registration rights under this
Section 8 shall be at least pari passu with the "demand" and "piggyback" registration rights granted to third parties under the agreements of the Company set forth in Section 3.2, paragraph 4 of the Company Letter, provided that Parent's registration rights shall be no more favorable than the registration rights granted under the Amended and Restated Registration Rights Agreement dated February 22, 1995 (the "1995 Registration Rights") set forth in Section 3.2, paragraph 4 of the Company Letter; and the Company will not amend such agreements in any respect adverse to Parent without the prior written consent of Parent. To the extent Parent's registration rights granted pursuant to this
Section 8 are inconsistent or more favorable than the 1995 Registration Rights, Parent's registration rights shall be revised accordingly so as to be pari passu with the 1995 Registration Rights.

          9.    Optional Put; Optional Repurchase.
                ---------------------------------

          (a)   Prior to the termination of the Option in accordance with
Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "Put Right") at a cash purchase price
                                      ---------
(the "Put Price") equal to the product determined by multiplying (A) the number
      ---------
of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, "Put Event" means the occurrence on
                                            ---------
or after the date hereof of any of the following: (i) any Person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). As used herein, the term "Spread" shall
                                                                 ------
mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the last reported sales prices quoted on NASDAQ of the Company Common

Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

          (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "Repurchase Right"), all (but not less than all) of the
                  ----------------
Optioned Shares acquired by Parent hereby and with respect to which Parent then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the last reported sales price quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right.

          10.  Expenses. Each party hereto shall pay its own expenses incurred
               --------
in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.

          11.  Specific Performance. The parties hereto agree that irreparable
               --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for either the District of Connecticut or the Eastern District of Wisconsin in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          12.  Notice. All notices, requests, demands and other communications
               ------
hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)  if to Parent, to:

                       If to Parent, to:

                       General Electric Company
                       c/o GE Medical Systems
                       P.O. Box 414, W-410
                       Milwaukee, Wisconsin 53201

                       Attention: General Counsel
                       Facsimile No.:  414-544-3575

                       for overnight courier deliveries, to:

                       General Electric Company
                       c/o GE Medical Systems
                       3000 North Grandview Boulevard
                       Waukesha, Wisconsin 53188
                       Attention: General Counsel

                       with copies to:

                       General Electric Company
                       3135 Easton Turnpike
                       Fairfield, Connecticut  06431-0001
                       Attention:  Vice President and Senior
                        Counsel - Transactions
                       Facsimile No.:  203-373-3008

                       and

                       Sidley Austin Brown & Wood
                       Bank One Plaza
                       10 South Dearborn Street
                       Chicago, Illinois  60603
                       Attention:  Dennis V. Osimitz, Esq.
                       Facsimile No.:  312-853-7036

         (b)  if to the Company, to:

                       Data Critical Corporation
                       19820 North Creek Parkway, Suite 100
                       Bothell, WA  98011
                       Attention:  Chief Executive Officer
                       Facsimile No.:  425-482-7014

                       with a copy to:

                       Orrick, Herrington & Sutcliffe LLP
                       719 Second Avenue
                       Suite 900
                       Seattle, WA  98104
                       Attention:  Stephen M. Graham, Esq.
                       Facsimile No.:  (206) 839-4301

               13.  Parties in Interest. This Agreement shall inure to the
                    -------------------
benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

               14.  Entire Agreement; Amendments. This Agreement, together with
                    ----------------------------
the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

               15.  Assignment. No party to this Agreement may assign any of its
                    ----------
rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Parent may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.

               16.  Headings. The section headings herein are for convenience
                    --------
only and shall not affect the construction of this Agreement.

               17.  Counterparts. This Agreement may be executed in one or more
                    ------------
counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

               18.  Governing Law. Except to the extent that the laws of the
                    -------------
State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               19.  Termination. This Agreement and the Option shall terminate
                    -----------
upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, the Option
                                               --------  -------
shall not terminate until 180 days after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Parent pursuant to Section 7.1(b), (c) or (f) thereof, (B) the Merger Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) or (g) thereof or (C) the Merger Agreement is terminated by the Company pursuant to Section 7.1(d)(i) thereof after receipt of a Superior Proposal; provided, further, that this
                                              --------  -------
Agreement shall not terminate with respect to the Repurchase Right set forth in
Section 9(b) until 90 days after the termination of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement until such time as Parent or any of its affiliates ceases to beneficially own at least 10% of the Optioned Shares.

               20.  Company Rights Agreement. Until this Agreement and the
                    ------------------------
Option shall terminate in accordance with the terms of Section 19, the Company covenants and agrees with

Parent that it shall not amend or otherwise modify the Company Rights Agreement in any manner which adversely affects Parent, the Option or the Optioned Shares.

               21.  Capitalized Terms. Capitalized terms not otherwise defined
                    -----------------
in this Agreement shall have the meanings set forth in the Merger Agreement.

               22.  Severability. If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                          GENERAL ELECTRIC COMPANY



                                          By: /s/ S. Keith Morgan
                                              --------------------------
                                          Name: S. Keith Morgan
                                          Title: VP & General Counsel
                                                 GE Medical Systems


                                          DATA CRITICAL CORPORATION



                                          By: /s/ Richard Earnest
                                              --------------------------
                                          Name: Richard Earnest
                                          Title: Chief Executive Officer